Registration No. 33-84894
                                                     Rule 424(b)(3)


         SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 13, 1996

                  MLCC MORTGAGE INVESTORS, INC., Transferor
           ML Revolving Home Equity Loan Asset Backed Certificates,
                     Series 1996-2, Investor Certificates

                       MERRILL LYNCH CREDIT CORPORATION
                                   Servicer


--------------------------------------------------------------------------

     On November 25, 1996, the ML Revolving Home Equity Loan Trust 1996-2 (the "Trust") issued the ML Revolving Home Equity Loan Asset Backed Certificates, Series 1996-2 (the "Certificates") in an original aggregate principal amount of approximately $276,159,000. Each Certificate represented an undivided interest in the Trust created pursuant to a Pooling and Servicing Agreement dated as of November 1, 1996 by and among MLCC Mortgage Investors, Inc., as transferor, Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Equity Access Program--Delinquency and Loan Loss Experience" on pages S-32 and S-33 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

                     MORTGAGE LOAN DELINQUENCY EXPERIENCE
                            (DOLLARS IN THOUSANDS)


                                                        As of December 31,
                            ----------------------------------------------------------------------
                               1991         1992        1993        1994        1995         1996
                            ---------     -------      ------      ------       ----        ------
Number of Revolving Credit
  Line Loans Serviced . .   15,913       15,084      13,839      15,598      25,056        28,368
Aggregate Loan Balance of
  Revolving Credit Line
  Loans Serviced  . . . .   $1,073,492   $1,062,930  $1,037,427  $1,079,693  $1,293,483    $1,353,800
Loan Balance of Revolving
  Credit Line Loans 2 Mos.
  Delinquent  . . . . . .   $    2,250   $    3,717  $    5,161  $    5,358  $    8,447    $    8,292
Loan Balance of Revolving
  Credit line Loans 3 Mos.
  or more Delinquent  . .   $   22,361   $   18,751  $   17,508  $   22,989  $   33,763    $   39,508
Total of 2 Months or more
  Delinquent as a Percentage
  of Aggregate Loan Balance
  of Revolving Credit Line
  Loans Serviced  . . . .     2.29%        2.11%       2.19%       2.63%       3.26%         3.53%


                        MORTGAGE LOAN LOSS EXPERIENCE
                            (DOLLARS IN THOUSANDS)

                                                        As of December 31,
                              ----------------------------------------------------------------------
                                 1991        1992        1993        1994        1995         1996
                              --------      ------     -------      ------     --------     --------
As of end of Period:
  Number of Revolving Credit
  Line Loans Serviced . . .   15,913      15,084      13,839      15,598      25,056       28,368
Aggregate Loan Balance of
  Revolving Credit Line
  Loans Serviced  . . . . .   $1,073,492  $1,062,930  $1,037,427  $1,079,693  $1,293,483   $1,353,800
For the Period:
  Gross Charge Offs
    Dollars . . . . . . . .   $     936   $    1,447  $    3,153   $   1,118  $    3,700   $    1,860
    Percentage(1) . . . . .     0.09%       0.14%       0.30%       0.10%       0.29%        0.14%

__________________________
(1) As a percentage of aggregate balance of revolving credit line loans serviced.

     Additionally, the information contained in the table entitled "Trust Balances" under the heading "The Mortgage Loan Pool--The Mortgage Loans" on page S-26 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1996 the Loan Balances of the Mortgage Loans:

           TRUST BALANCES OF MORTGAGE LOANS AS OF DECEMBER 31, 1996

                                                                                                % of Mortgage
                                                     Number of              Trust                 Loans by
             Range of Trust Balances               Mortgage Loans          Balance              Trust Balance
             -----------------------               --------------        ----------            ---------------
$              0  . . . . . . . . . . . . . . .           1,335               --                    0.00%
$           0.01--  $4,999.99 . . . . . . . . .           2,009          $4,004,855.34              1.38
$     5,000.00--    $9,999.99 . . . . . . . . .           1,233           8,848,330.96              3.04
$    10,000.00--   $14,999.99 . . . . . . . . .             805           9,887,179.20              3.40
$    15,000.00--   $19,999.99 . . . . . . . . .             683          11,900,176.27              4.09
$    20,000.00--   $24,999.99 . . . . . . . . .             495          11,053,324.53              3.80
$    25,000.00--   $29,999.99 . . . . . . . . .             388          10,611,234.58              3.65
$    30,000.00--   $34,999.99 . . . . . . . . .             294           9,418,009.47              3.24
$    35,000.00--   $39,999.99 . . . . . . . . .             269          10,058,460.45              3.46
$    40,000.00--   $44,999.99 . . . . . . . . .             209           8,805,488.81              3.03
$    45,000.00--   $49,999.99 . . . . . . . . .             200           9,511,916.36              3.27
$    50,000.00--   $54,999.99 . . . . . . . . .             136           7,058,061.98              2.43
$    55,000.00--   $59,999.99 . . . . . . . . .             116           6,671,853.26              2.29
$    60,000.00--   $64,999.99 . . . . . . . . .             102           6,340,749.61              2.18
$    65,000.00--   $69,999.99 . . . . . . . . .              70           4,728,696.07              1.63
$    70,000.00--   $74,999.99 . . . . . . . . .              66           4,787,971.22              1.65
$    75,000.00--   $99,999.99 . . . . . . . . .             328          28,363,924.28              9.75
$   100,000.00--  $149,999.99 . . . . . . . . .             265          31,748,058.62             10.92
$   150,000.00--  $199,999.99 . . . . . . . . .             127          21,929,814.15              7.54
$   200,000.00--  $249,999.99 . . . . . . . . .              63          13,737,509.17              4.72
$   250,000.00--  $299,999.99 . . . . . . . . .              42          11,434,712.36              3.93
$   300,000.00--  $349,999.99 . . . . . . . . .              20           6,485,213.39              2.23
$   350,000.00--  $399,999.99 . . . . . . . . .              21           7,871,590.51              2.71
$   400,000.00--  $449,999.99 . . . . . . . . .               7           2,960,582.60              1.02
$   450,000.00--  $499,999.99 . . . . . . . . .               4           1,841,697.28              0.63
$   500,000.00--  $549,999.99 . . . . . . . . .               4           2,053,209.40              0.71
$   550,000.00--  $599,999.99 . . . . . . . . .               3           1,747,309.41              0.60
$   600,000.00--  $649,999.99 . . . . . . . . .               6           3,666,299.64              1.26
$   650,000.00--  $699,999.99 . . . . . . . . .               4           2,661,519.53              0.92
$   700,000.00--  $749,999.99 . . . . . . . . .               2           1,435,310.64              0.49
$   750,000.00--  $799,999.99 . . . . . . . . .               5           3,822,699.25              1.31
$   800,000.00--  $899,999.99 . . . . . . . . .               3           2,495,322.82              0.85
$   900,000.00--  $999,999.99 . . . . . . . . .               4           3,920,602.56              1.35
$ 1,000,000.00--$1,099,999.99 . . . . . . . . .               6           6,045,000.00              2.08
$ 1,100,000.00--$1,199,999.99 . . . . . . . . .               1           1,150,000.00              0.40
$ 1,300,000.00--$1,399,999.99 . . . . . . . . .               1           1,309,771.91              0.45
$ 1,500,000.00--$1,599,999.99 . . . . . . . . .               1           1,500,000.00              0.52
$ 1,600,000.00--$1,699,999.99 . . . . . . . . .               2           3,320,332.63              1.14
$ 1,700,000.00--$1,799,999.99 . . . . . . . . .               1           1,700,000.00              0.58
$ 1,900,000.00--$1,999,999.99 . . . . . . . . .               1           1,930,000.00              0.66
$ 2,000,000.00--$2,099,999.99 . . . . . . . . .               1           2,000,000.00              0.69
                                                      ----------      ----------------            ------
     TOTALS . . . . . . . . . . . . . . . . . .           9,332        $290,816,788.26            100.00%
                                                      ==========      ================            ======

                             ____________________

                The date of this Supplement is March 31, 1997.